Exhibit 10.1

Essex Property Trust
Executive Retirement and Transition Services Agreement

This Retirement and Transition Services Agreement (“Agreement”) is entered into by and between Essex Property Trust, Inc. (the “Company”) and Michael Schall (“Executive”) effective as of October 3, 2022.  The Company and Executive shall collectively be referred to as the “Parties”.

WHEREAS, Executive has been employed by the Company as Chief Executive Officer;

WHEREAS, the Company desires that Executive continue to provide services to the Company on a reduced schedule to aid the Company in the transition of his duties prior to his full-time retirement;

WHEREAS, the Company and Executive desire that Executive provide the Transition Services (as defined below) to the Company beginning on the Transition Date (as defined below) through March 31, 2024 (such date, or any earlier termination of the Transition Period pursuant to Section 4 below, the “Retirement Date”); and

WHEREAS, this Agreement sets forth the terms and conditions relating to Executive’s employment with the Company prior to the Retirement Date.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and the Company agree as follows:

1.          Transition Period.  Executive’s last day of full-time employment with the Company will be March 31, 2023 (the “Transition Date”). As of the Transition Date, Executive will relinquish his title and authority as Chief Executive Officer but will continue to perform the Transition Services (as defined below) for the Company as an employee, under the title Executive Director, working a reduced schedule of no less than twenty-five (25) hours per week at Executive’s discretion for a period commencing with the Transition Date until the Retirement Date (the “Transition Period”). Executive’s specific schedule will be determined from time to time in accordance with the above parameters by mutual agreement between the Company’s then-current Chief Executive Officer (“CEO”) and Executive. The Transition Period may be extended upon mutual written agreement between the Company and Executive.

2.           Transition Services.  During the Transition Period, it is the intention of the Company and Executive that Executive shall continue to provide significant services to the Company on the terms set forth in Section 1 above. Executive shall report to and cooperate with the Company’s then-current CEO on a reduced schedule to assist with succession planning and transition of Executive’s duties and responsibilities (the “Transition Services”). The Company will continue to provide administrative support and resources as necessary for Executive to provide the Transition Services. Executive may provide the Transition Services remotely, other than for meetings with the CEO at the Company’s corporate offices. Throughout the Transition Period, Executive is expected to provide a high level of performance and continue to significantly contribute to the success of the Company. Executive shall remain subject to the Company’s Employee Code of Conduct and all Company policies, including, but not limited to, the Company’s Insider Trading Policy and the Company’s Incentive Compensation Recoupment Policy. For avoidance of doubt, the Transition Period and Executive’s retirement will not impact Executive’s role as a member of the Board of Directors of the Company. Such Board membership and compensation for serving on the Board will continue to be governed by Company’s Articles of Amendment and Restatement of Bylaws and other relevant governing documents.

3.            Transition Period Compensation and Benefits.

3.1         Annual Compensation. During the Transition Period, Executive shall be paid an annual salary of $500,000 for so long as Executive continues to provide the Transition Services pursuant to this Agreement paid in accordance with the Company’s current payroll practices beginning as of the Transition Date, subject to applicable payroll and withholding obligations.

3.2         Equity.  During the Transition Period, the Company stock options and restricted stock units (“Company Equity”) previously granted to Executive pursuant to the Company’s stock award and compensation plans (the “Equity Plans”) shall continue to vest pursuant to the terms of the Equity Plans and specific award agreements governing such grants, subject to the terms and conditions thereof (including the requirement that any applicable performance conditions be satisfied in order to earn the award).

3.3         Stock Retention Requirements. As of the Transition Date, Executive shall be subject to the Company’s Stock Ownership Guidelines to the extent it applies to members of the Board only.

3.4        Benefits. During the Transition Period, Executive shall be entitled to continue to participate in the Company’s employee benefit plans (the “Company Plans”) to the extent permitted under the terms and conditions of the Company Plans, including a Company-provided automobile or, at Executive’s choice, automobile allowance, consistent with the level provided to Company’s Executive Vice Presidents. The Company will provide a separate letter detailing Executive’s benefits (including vacation) under and continued participation in the Company Plans during the Transition Period.

3.5       Professional Insurance.  During the Transition Period, the Company will maintain Executive on its insurance policy relating to professional errors and omissions, including any directors and officers insurance policies.

4.            Termination of the Transition Period.

4.1         Accrued Obligations and Accrued Benefits. On the Transiton Date, the Company shall pay Executive any unpaid compensation, benefits and reimbursements, including Executive’s accrued, but unused, vacation time less applicable taxes and withholding (the “Accrued Obligations”). In addition, upon Executive’s termination of employment for any reason, Executive shall be entitled to the retirement benefits Executive has earned and accrued pursuant to Executive’s participation in the Company’s various retirement and deferred compensation plans, and any unpaid compensation and reimbursements (the “Accrued Benefits”).

4.2         Termination of Transition Period.  The Transition Period may be terminated (i) by the Company for “Cause” (as defined below), (ii) voluntarily by Executive at any time, or (iii) by reason of Executive’s death or Disability (as defined below).  Upon the termination of the Transition Period for any reason, Executive shall not be entitled to any further compensation or benefits other than the Accrued Obligations and the Accrued Benefits and any vested Company Equity as of the Retirement Date.  If Executive wishes to terminate his employment prior to March 31, 2024, then Executive can do so by providing written  notice to the Company at least thirty (30) days prior to the proposed termination date, and that date will then serve as Executive’s Retirement Date.  In the event of Executive’s death or Disability, Executive’s heirs or estate shall have the right to assert Executive’s claim of the benefits as provided in this Agreement and neither Executive or Executive’s heirs or estate are under any duty legally or contractually to mitigate any damages in order to receive the benefits of this Agreement.

4.3         Termination without Cause prior to Retirement Date.  If Executive’s employment is terminated by the Company without Cause prior to Retirement Executive shall be entitled to the Accrued Obligations and the Accrued Benefits and all vested Company Equity as of the date of such termination.

4.4         Definitions.

(a)          “Cause”  means

(i)          Executive providing services for another public apartment REIT during the Transition Period;

(ii)        Executive’s failure to substantially perform the Transition Services (other than by reason of Executive’s Disability), after a written demand for substantial performance is delivered to Executive that specifically identifies the manner in which the Company believes that Executive has not substantially performed such duties, and Executive has failed to remedy the situation within thirty (30) days of such written notice from the Company;

(iii)        Executive’s gross negligence in the performance of the Transition Services after a written demand is delivered to Executive that specifically identifies the manner in which the Company believes that Executive has negligently performed such duties, and Executive has failed to remedy the situation within thirty (30)  days of such written notice from the Company;

(iv)      Executive’s conviction of, or plea of guilty or nolo contendre to any felony or any crime involving moral turpitude or the personal enrichment of Executive at the expense of the Company;

(v)       Executive’s engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise, including, without limitation, Executive’s breach of fiduciary duties owed to the Company;

(vi)        Executive’s violation of any material written provision of the Company’s code of business conduct and ethics, including but not limited to violations involving claims of sexual harassment and/or discrimination after a written demand for cure (to the extent curable) is delivered to Executive that specifically identifies the manner in which the Company believes the breach could be cured, and Executive has failed to cure the situation within thirty (30) days of such written notice from the Company;

(vii)       Executive’s act of dishonesty resulting in or intending to result in personal gain at the expense of the Company; or

(viii)     Executive’s engaging in any material act that is intended or may be reasonably expected to harm the reputation, business prospects, or operations of the Company after a written demand is delivered to Executive that specifically identifies the material acts reasonably expected to harm the reputation, business prospects, or operations of the Company, and Executive has failed to remedy the situation within 30 days of such written notice from the Company.

(b)         “Disability” means Executive’s inability to materially perform his duties and responsibilities by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than the remainder of the Transition Period in each case as determined by a mutually agreed upon physician.

5.          Mutual Nondisparagement.  Executive agrees that Executive will not in the future: (i) talk about or otherwise communicate by any means to any third party in a malicious, disparaging or defamatory manner regarding the Company (including but not limited to its products and services) or any of the Company’s employees, executives, or  members of the Board of Directors of the Company (the “Company Related Parties”); (ii) make or authorize to be made any oral or written statement that may disparage or damage the reputation of the Company (including but not limited to its products and services) or the reputation of any of the Company Related Parties; and (iii) talk or otherwise communicate by any means to any third party in any manner likely to be harmful to the Company (including but not limited to its products and services), any of the Company Related Parties, or their business, business reputation or personal reputation; provided that Executive may respond accurately and fully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation. The Company agrees that it will direct its officers and directors to refrain from: (i) talking about or otherwise communicating by any means to any third party in a malicious, disparaging or defamatory manner regarding Executive; (ii) making or authorizing to be made any oral or written statement that may disparage or damage the reputation of Executive; and (iii) talking or otherwise communicating by any means to any third party in any manner likely to be harmful to Executive, his business reputation or his personal reputation; provided that individuals may respond accurately and fully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation.

6.          Executive Non-Disclosure.  Executive acknowledges that during Executive’s employment with the Company, Executive was and will continue to be provided with, and/or have access to information that is considered Confidential Information (as defined below) pertaining to the Company.  Executive agrees that Executive shall not at any time disclose to anyone, including, without limitation, any person, firm, corporation, or other entity, or publish, or use for any purpose, any Confidential Information pertaining to the Company, unless otherwise permitted by law.  Executive agrees that Executive shall take all reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of, any Confidential Information pertaining to the Company. “Confidential Information” includes, without limitation, all of the Company’s technical and business information, which is of a confidential, trade secret or proprietary character, including, without limitation, all documents or information, in whatever form or medium, concerning or relating to any of the Company’s operations; processes; business practices; strategies; executives; vendors; suppliers; partners; contractual relationships and contract terms; regulatory status; research; development; know-how; technical data; designs; formulas; finances; business plans; marketing and sales plans and strategies; budgets; financial information and data; costs; customer and client lists and profiles; customer and client nonpublic personal information; supplier lists; business records; internal communications; audits; management methods and information; reports, recommendations and conclusions; and other information or documents that the Company requires to be maintained in confidence for its continued business success. Nothing in this Section or any other provision of this Agreement is intended to prevent the Parties from disclosing factual information regarding any claim for sexual harassment, sex discrimination, or retaliation for reporting sexual harassment or sex discrimination.

7.           Compliance with Section 409A. To the extent applicable, this Agreement is intended to comply with Internal Revenue Code Section 409A and shall be administered and construed in a manner consistent with this intent. In furtherance of the foregoing, notwithstanding anything herein to the contrary, if Executive is a “specified employee” (determined by the Company in accordance with U.S. Treasury Regulation section 1.409A-3(i)(2)) as of the date that Executive incurs a “separation from service” (as defined in U.S. Treasury Regulation section 1.409A-1(h)) and if any benefit to be provided under this Agreement cannot be paid or provided in a manner otherwise provided herein without subjecting Executive to additional tax, interest and/or penalties under Section 409A, then any such benefit that is payable during the first six (6) months following Executive’s “separation from service” shall be paid to Executive in a cash lump payment to be made on the earlier of (a) Executive’s death or (b) the first day of the seventh month following Executive’s “separation from service”. However, nothing contained in this Agreement shall be construed as a representation, guarantee or other undertaking on the part of the Company that this Agreement is, or will be found to be exempt from or compliant with the requirements of Section 409A.  Executive is solely responsible for determining the tax consequences to Executive of any and all payments made pursuant to this Agreement, including, without limitation, any possible tax consequences under Section 409A.

8.           Arbitration.  The terms and conditions of the Mutual Agreement to Arbitrate between Executive and the Company shall remain in full force and effect and continue to apply during the Transition Period and shall survive any termination of Executive’s employment or this Agreement.

9.           Controlling Law.  This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of California.  The Company and Executive agree that the language in this Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for, or against, either of the Parties.

10.         Severability.  Should any provision of this Agreement be declared or determined to be illegal or invalid by any government agency, arbitrator, or court of competent jurisdiction, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected and such provisions shall remain in full force and effect.

11.        Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Executive and the Company with respect to the subject matter hereof, and fully supersedes all prior and contemporaneous negotiations, understandings, representations, writings, discussions and/or agreements, including but not limited to any prior severance plans or change of control agreements to which Executive may have qualified, whether oral or written, relating to, pertaining to or concerning Executive’s employment incuding the subject matter of this Agreement.  No oral statements or other prior written materials, not specifically incorporated into this Agreement shall be of any force or effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated into this Agreement by written amendment, such amendment to become effective on the date stipulated in it.  Any amendment to this Agreement must be signed by Executive and an officer of the Company. Notwithstanding the above, this Agreement will have no impact on your 2022 compensation amounts (including 2022 bonuses and equity grants) to be determined in accordance with Company policy in the discretion of the Compensation Committee of the Board and you shall continue to remain eligible to receive such amounts.

12.         Disclaimer of Reliance.  Except for the specific representations expressly made by the Company in this Agreement, Executive specifically disclaims that Executive is relying upon or relied upon on any communications, promises, statements, inducements, or representation(s) that may have been made, oral or written, regarding the subject matter of this Agreement.  The Parties represent that they are relying solely and only on their own judgment in entering into this Agreement.

13.        No Waiver. This Agreement may not be waived, modified, amended, supplemented, canceled or discharged, except by written agreement of the Executive and the Company.  Failure to exercise and/or delay in exercising any right, power or privilege in this Agreement shall not operate as a waiver.  No waiver of any breach of any provision shall be deemed to be a waiver or any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between Executive and the Company.

14.        Counterparts.  This Agreement may be executed by the Parties in multiple counterparts, whether or not all signatories appear on these counterparts (including via electronic signatures, and exchange of PDF documents via email), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.         Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications to a party shall be sent to the party’s address or email address set forth on the signature page hereto or at such other address(es) or email address(es) as such party may designate by ten (10) days advance written notice to the other party hereto.

16.         Public Statement.  In connection with the execution of this Agreement, the Company will release the statement attached hereto as Exhibit A regarding Executive’s retirement from the Company.

[CONTINUED ON SIGNATURE PAGE]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

/s/ Anne Morrison	October 3, 2022
Anne Morrison	Date
Senior Vice President and General Counsel
Essex Property Trust, Inc.

/s/ Michael Schall	October 3, 2022
Michael Schall	Date
Chief Executive Officer